EXHIBIT 23.1





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Triarc Companies, Inc. on Form S-8 of our reports dated March 10, 1998 (March 24, 1998 as to Note 8), appearing in and incorporated by reference in the Annual Report on Form 10-K of Triarc Companies, Inc. for the year ended December 28, 1997.



DELOITTE & TOUCHE LLP


New York, New York
April 13, 1998